UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of report (Date of earliest event reported) January 3, 2007

Neutron Enterprises, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	005-80243	98-0338100

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

450 Matheson Blvd. East, Unit 67
Mississauga, Ontario, Canada	L4Z 1R5

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (905) 238-0059

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Section 2 – Financial Information

Item 2.01    Completion of Acquisition or Disposition of Assets.

     On November 29, 2006, Neutron Enterprises, Inc. (the "Company", "we" or "us") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Neutron Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), Stock-Trak, Inc., a Georgia corporation ("Stock-Trak"), and Mark Brookshire, the sole shareholder of Stock-Trak. On January 3, 2007, the Merger Agreement was closed and Stock-Trak was merged with and into Merger Sub, which changed its name to Stock-Trak, Inc. and will operate as a wholly owned subsidiary of the Company. Stock-Trak is an Atlanta, Georgia based provider of stock market portfolio simulation software and services to the education and corporate markets. The primary assets of Stock-Trak consist of intellectual property, trade receivables, and customer contracts.

     In consideration for the Merger, we issued or paid, as applicable, to Mr. Brookshire, the sole shareholder of Stock-Trak: (i) 647,249 shares of common stock of the Company (the "Merger Shares"); and (ii) a cash payment of $1,987,000, which amount included payments in connection with outstanding options of Stock-Trak, which were terminated at the closing of the Merger Agreement, and payment of certain transaction costs incurred by Stock-Trak. The cash payment is subject to a post closing adjustment to the extent that the total assets less the total liabilities of Stock-Trak, on January 3, 2007, was greater or less than $150,000. The number of Merger Shares was based on a valuation of $2.3175 per share, the average of the closing prices of our common stock for the twenty (20) business days preceding the execution of the Merger Agreement. Prior to entering into the Merger Agreement, the Company was party to a Joint Development Agreement with Stock-Trak pursuant to which Stock-Trak provided software development services to the Company. Other than the forgoing, there was no relationship between or among us or any of our affiliates, directors, officers, or any associate of any of our directors or officers, on the one hand, and Stock-Trak or Mr. Brookshire on the other.

     Section 3 – Securities And Trading Markets

Item 3.02    Unregistered Sales of Equity Securities.

     The information provided in Item 2.01 regarding the issuance of common stock is hereby incorporated by reference.

     On January 3, 2007, we issued the Merger Shares to one accredited investor in a private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, without engaging in any advertising or general solicitation of any kind and without payment of underwriting discounts or commissions to any person.

Item 8.01    Other Events.

     In connection with the closing of the Merger Agreement, Stock-Trak, Inc. entered into an employment agreement with Mr. Brookshire to serve as the President of Stock-Trak, Inc. for a term of two years at an annual base salary of $160,000. The agreement provides for an annual discretionary bonus and contains standard and customary confidentiality, non competition, and work made for hire provisions. We also issued an option to Mr. Brookshire under our Amended 2005 Stock Incentive Plan to purchase 200,000 shares of common stock at an exercise price of $2.20 per share, the closing price of our common stock on the date of grant. The option terminates on December 31, 2011 and vests in equal annual installments over a three year period with the first installment vesting December 31, 2007.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed with this report:

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger dated November 29, 2006 by and among the Company, Neutron Acquisition Corp., Stock-Trak, Inc., and Mark Brookshire (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K dated November 29, 2006)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neutron Enterprises, Inc.

Date: January 9, 2007	By: /s/ Ciaran Griffin
Ciaran Griffin
Chief Financial Officer